Exhibit 99.1
TRI POINTE HOMES, INC. REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS AND ANNOUNCES $250 MILLION INCREASE TO ITS STOCK REPURCHASE PROGRAM
Fourth Quarter Highlights
-Diluted Earnings Per Share of $1.33, Up 45% Year-Over-Year-
-Pre-tax Margin of 16.2%-
-Backlog Dollar Value of $2.2 Billion, up 17% Year-Over-Year-
-Return on Average Equity of 20.3%*-

INCLINE VILLAGE, Nev., February 17, 2022 / Business Wire / – Tri Pointe Homes, Inc. (the “Company”) (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2021 and full year 2021. The Company also announced that its Board of Directors has authorized the repurchase of up to an additional $250 million of common stock under its existing stock repurchase program (“Repurchase Program”), increasing the aggregate authorization under the Repurchase Program from $500 million to $750 million.
“Tri Pointe Homes had a record-breaking 2021 in terms of profitability and a company-best return on average equity of 20.3%,” said Doug Bauer, Chief Executive Officer of Tri Pointe Homes. “We ended the year on a high note, generating fourth quarter earnings of $1.33 per diluted share, a 45% year-over-year improvement. We also met or exceeded our previously stated guidance for key operational metrics for the quarter due in large part to the excellent job that our team members’ did navigating the supply chain challenges that persist in our industry.”
“The factors that contributed to our fourth quarter success continue to provide momentum, including demand for new homes that has outstripped supply across our markets. We continue to see motivated buyers across our geographic footprint, driven in part by strong demographics and an overall change in attitude towards home ownership brought on by the pandemic, both of which we believe are long-term shifts. We believe that these persisting trends, combined with the limited supply of existing home inventory available for sale, make for a promising outlook for our industry.”
Bauer concluded, “Tri Pointe Homes is poised to build on the record-breaking success we experienced in 2021. We had 50% more lots under control at the end of 2021 than we did in the prior-year, which should provide us with a strong runway for future growth. In addition, our strong balance sheet and sizable backlog give us a favorable market position going forward, making me extremely optimistic about the future of Tri Pointe Homes.”
Results and Operational Data for Fourth Quarter 2021 and Comparisons to Fourth Quarter 2020
•Net income was $147.4 million, or $1.33 per diluted share, compared to $115.1 million, or $0.92 per diluted share
•Home sales revenue for the quarter was $1.2 billion, an increase of 15%
◦New home deliveries of 1,885 homes compared to 1,633 homes, an increase of 15%
◦Average sales price of homes delivered of $637,000 compared to $640,000
•Homebuilding gross margin percentage of 24.4% compared to 23.2%, an increase of 120 basis points, which includes $20.1 million of impairments and lot option abandonments
◦Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 28.1%**
•Selling, general and administrative (“SG&A”) expense as a percentage of homes sales revenue of 8.5% compared to 9.9%, a decrease of 140 basis points
•Net new home orders of 1,424 compared to 1,409, an increase of 1%
•Active selling communities averaged 110.5 compared to 117.5, a decrease of 6%
◦Net new home orders per average selling community increased by 1% to 12.9 orders (4.3 monthly) compared to 12.0 orders (4.0 monthly)
◦Cancellation rate of 9% compared to 10%
•Backlog units at quarter end of 3,158 homes compared to 2,964, an increase of 7%

◦Dollar value of backlog at quarter end of $2.2 billion compared to $1.9 billion, an increase of 17%
◦Average sales price in backlog at quarter end of $710,000 compared to $647,000, an increase of 10%
•Ratios of debt-to-capital and net debt-to-net capital of 35.3% and 21.1%**, respectively, as of December 31, 2021
•Repurchased 2,762,900 shares of common stock at an average price of $22.64 for an aggregate dollar amount of $62.6 million in the three months ended December 31, 2021
•Ended fourth quarter of 2021 with total liquidity of $1.3 billion, including cash of $681.5 million and $601.1 million of availability under the Company’s unsecured revolving credit facility
*    Return on average equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity for the trailing five quarters
**    See “Reconciliation of Non-GAAP Financial Measures”
Results and Operational Data for Full Year 2021 and Comparisons to Full Year 2020
•Net income was $469.3 million, or $4.12 per diluted share, compared to $282.2 million, or $2.17 per diluted share
•Home sales revenue of $4.0 billion compared to $3.2 billion, an increase of 22%
◦New home deliveries of 6,188 homes compared to 5,123 homes, an increase of 21%
◦Average sales price of homes delivered of $639,000 compared to $631,000, an increase of 1%
•Homebuilding gross margin percentage of 24.9% compared to 22.0%, an increase of 290 basis points, which includes $20.8 million of impairments and lot option abandonments
◦Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 27.9%**
•SG&A expense as a percentage of homes sales revenue of 9.6% compared to 10.8%, a decrease of 120 basis points
•Net new home orders of 6,382 compared to 6,335, an increase of 1%
•Active selling communities averaged 111.8 compared to 133.2, a decrease of 16%
◦Net new home orders per average selling community increased by 20% to 57.1 orders (4.8 monthly) compared to 47.6 orders (4.0 monthly)
◦Cancellation rate of 8% compared to 13%,
•Repurchased 13,063,465 shares of common stock at an average price of $21.13 for an aggregate dollar amount of $276.0 million in the full year ended December 31, 2021

**    See “Reconciliation of Non-GAAP Financial Measures”
“Our sales pace for the fourth quarter came in at 4.3 homes per community per month, which is well above seasonal norms for that time of year,” said Tri Pointe Homes President and Chief Operating Officer Tom Mitchell. “Demand was consistent company-wide, as each of our regions registered a sales pace above 3.9. We believe this is a testament to the innovative design and broad-based appeal of our homes as well as our strong market positioning. Last year’s successful one-brand initiative simplified our marketing processes across our divisions, while amplifying our unified brand across the country. We feel these factors have positioned Tri Pointe for continuing success into 2022 and beyond.”
Outlook
For the first quarter of 2022, the Company anticipates delivering between 900 and 1,100 homes at an average sales price between $650,000 and $660,000. The Company expects its homebuilding gross margin percentage to be in the range of 25.0% to 26.0% for the first quarter of 2022 and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 13.0% to 13.5%. Lastly, the Company expects its effective tax rate for the first quarter of 2022 to be in the range of 25.0% to 26.0%.

For the full year, the Company expects to open between 90 and 100 new communities and end the year with between 150 and 160 active selling communities. In addition, the Company anticipates delivering between 6,500 and 6,800 homes at an average sales price between $660,000 and $670,000. The Company expects homebuilding gross margin percentage to be in the range of 25.0% to 26.0% for the full year and anticipates its SG&A expense as a percentage of homes sales revenue will be in the range of 9.7% to 10.2%. Finally, the Company expects its effective tax rate for the full year to be in the range of 25.0% to 26.0%.
Stock Repurchase Program
On February 16, 2022, the Company’s Board of Directors approved the repurchase of up to an additional $250 million of Company common stock pursuant to its Repurchase Program. As of February 16, 2022, the Company had purchased an aggregate of 18,278,907 shares of common stock for approximately $387.6 million pursuant to the Repurchase Program. Under the Repurchase Program as amended, the Company may repurchase shares of its outstanding common stock with an aggregate value of up to $750 million through December 31, 2022. Purchases of common stock pursuant to the Repurchase Program may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated under the Repurchase Program to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. Company management will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) on Thursday, February 17, 2022. The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, and Glenn Keeler, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Events & Presentations heading in the Investors section of the Company’s website at www.TriPointeHomes.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at (877) 407-3982, or (201) 493-6780 for international participants. Participants should ask for the Tri Pointe Homes Fourth Quarter 2021 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the call. A replay of the call will be available for two weeks following the call toll free at (844) 512-2921, or (412) 317-6671 for international participants, using the reference number 13726044. An archive of the webcast will also be available on the Company’s website for a limited time.
About Tri Pointe Homes, Inc.
One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc.® (NYSE: TPH) is a publicly traded company and a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities in 10 states, with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards, most recently in 2019, and made Fortune magazine’s 2017 100 Fastest-Growing Companies list. Named one of the Best Places to Work by the Orange County Business Journal for four consecutive years, Tri Pointe Homes also became a Great Place to Work-CertifiedTM company in 2021. For more information, please visit TriPointeHomes.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending. Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,”

“strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effects of the ongoing COVID-19 pandemic, which are highly uncertain and subject to rapid change, cannot be predicted and will depend upon future developments, including the emergence and spread of new strains or variants of COVID-19, the severity and the duration of the outbreak, the duration of existing and future social distancing and shelter-in-place orders, further mitigation strategies taken by applicable government authorities, the availability and acceptance of effective vaccines, adequate testing and treatments and the prevalence of widespread immunity to COVID-19; the impacts on our supply chain, the health of our employees, service providers and trade partners, and the reactions of U.S. and global markets and their effects on consumer confidence and spending; the effects of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations, particularly within California; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; the prices and availability of supply chain inputs, including raw materials and labor; oil and other energy prices; the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effects of weather, including the occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; the risk of loss from acts of war, terrorism, civil unrest or outbreaks of contagious diseases, such as COVID-19; transportation costs; federal and state tax policies; the effects of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Drew Mackintosh, Mackintosh Investor Relations	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
InvestorRelations@TriPointeHomes.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change	% Change	2021	2020	Change	% Change
Operating Data:
Home sales revenue	$1,200,222	$1,045,020	$155,202	15%	$3,955,154	$3,232,836	$722,318	22%
Homebuilding gross margin	$292,580	$242,002	$50,578	21%	$982,917	$712,046	$270,871	38%
Homebuilding gross margin %	24.4%	23.2%	1.2%		24.9%	22.0%	2.9%
Adjusted homebuilding gross margin %*	28.1%	26.3%	1.8%		27.9%	25.0%	2.9%
SG&A expense	$102,451	$103,155	$(704)	(1)%	$379,377	$349,414	$29,963	9%
SG&A expense as a % of home sales revenue	8.5%	9.9%	(1.4)%		9.6%	10.8%	(1.2)%
Net income	$147,440	$115,114	$32,326	28%	$469,267	$282,207	$187,060	66%
Adjusted EBITDA*	$257,365	$203,396	$53,969	27%	$801,310	$532,915	$268,395	50%
Interest incurred	$24,766	$20,450	$4,316	21%	$92,783	$83,120	$9,663	12%
Interest in cost of home sales	$23,991	$31,013	$(7,022)	(23)%	$101,176	$93,131	$8,045	9%

Other Data:
Net new home orders	1,424	1,409	15	1%	6,382	6,335	47	1%
New homes delivered	1,885	1,633	252	15%	6,188	5,123	1,065	21%
Average selling price of homes delivered	$637	$640	$(3)	0%	$639	$631	$8	1%
Cancellation rate	9%	10%	(1)%		8%	13%	(5)%
Average selling communities	110.5	117.5	(7.0)	(6)%	111.8	133.2	(21.4)	(16)%
Selling communities at end of period	112	112	0	0%
Backlog (estimated dollar value)	$2,242,159	$1,916,664	$325,495	17%
Backlog (homes)	3,158	2,964	194	7%
Average selling price in backlog	$710	$647	$63	10%

	December 31, 2021	December 31, 2020	Change
Balance Sheet Data:
Cash and cash equivalents	$681,528	$621,295	$60,233
Real estate inventories	$3,054,743	$2,910,142	$144,601
Lots owned or controlled	41,675	35,641	6,034
Homes under construction (1)	3,632	3,044	588
Homes completed, unsold	27	68	(41)
Total debt, net	$1,337,723	$1,343,001	$(5,278)
Stockholders' equity	$2,447,621	$2,232,537	$215,084
Book capitalization	$3,785,344	$3,575,538	$209,806
Ratio of debt-to-capital	35.3%	37.6%	(2.3)%
Ratio of net debt-to-net-capital*	21.1%	24.4%	(3.3)%
_____________________________________
(1)     Homes under construction included 85 and 86 models at December 31, 2021 and December 31, 2020, respectively.
*    See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2021	December 31, 2020
Assets	(unaudited)
Cash and cash equivalents	$681,528	$621,295
Receivables	116,996	63,551
Real estate inventories	3,054,743	2,910,142
Investments in unconsolidated entities	118,095	75,056
Goodwill and other intangible assets, net	156,603	158,529
Deferred tax assets, net	57,096	47,525
Other assets	151,162	145,882
Total assets	$4,336,223	$4,021,980

Liabilities
Accounts payable	$84,854	$79,690
Accrued expenses and other liabilities	466,013	366,740
Loans payable	250,504	258,979
Senior notes	1,087,219	1,084,022
Total liabilities	1,888,590	1,789,431

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 109,644,474 and 121,882,778 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1,096	1,219
Additional paid-in capital	91,077	345,137
Retained earnings	2,355,448	1,886,181
Total stockholders' equity	2,447,621	2,232,537
Noncontrolling interests	12	12
Total equity	2,447,633	2,232,549
Total liabilities and equity	$4,336,223	$4,021,980

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Homebuilding:
Home sales revenue	$1,200,222	$1,045,020	$3,955,154	$3,232,836
Land and lot sales revenue	5,496	12,470	13,016	15,932
Other operations revenue	650	642	2,619	2,542
Total revenues	1,206,368	1,058,132	3,970,789	3,251,310
Cost of home sales	907,642	803,018	2,972,237	2,520,790
Cost of land and lot sales	5,667	2,653	11,585	6,443
Other operations expense	439	624	2,550	2,496
Sales and marketing	48,390	50,565	179,214	183,110
General and administrative	54,061	52,590	200,163	166,304
Restructuring charges	—	58	—	5,661
Homebuilding income from operations	190,169	148,624	605,040	366,506
Equity in (loss) income of unconsolidated entities	(24)	95	(96)	162
Other income (expense), net	97	97	525	(8,978)
Homebuilding income before income taxes	190,242	148,816	605,469	357,690
Financial Services:
Revenues	3,644	2,695	11,446	9,137
Expenses	1,782	1,417	6,292	5,115
Equity in income of unconsolidated entities	4,453	3,904	15,039	11,665
Financial services income before income taxes	6,315	5,182	20,193	15,687
Income before income taxes	196,557	153,998	625,662	373,377
Provision for income taxes	(49,117)	(38,884)	(156,395)	(91,170)
Net income	$147,440	$115,114	$469,267	$282,207
Earnings per share
Basic	$1.34	$0.93	$4.16	$2.18
Diluted	$1.33	$0.92	$4.12	$2.17
Weighted average shares outstanding
Basic	109,911,768	123,944,552	112,836,051	129,368,964
Diluted	111,126,846	124,815,177	113,809,292	129,951,161

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
Arizona	218	$703	189	$601	788	$677	664	$553
California	745	639	700	687	2,608	664	2,010	721
Nevada	146	718	204	602	527	637	525	561
Washington	73	989	116	973	296	986	286	928
West total	1,182	682	1,209	687	4,219	686	3,485	682
Colorado	77	650	53	597	231	606	219	594
Texas	360	509	212	441	1,081	491	910	459
Central total	437	534	265	472	1,312	512	1,129	485
Maryland	120	543	108	523	323	554	336	553
North Carolina	32	462	7	363	85	419	7	363
South Carolina	18	370	5	325	29	357	5	325
Virginia	96	768	39	747	220	751	161	739
East total	266	603	159	565	657	594	509	607
Total	1,885	$637	1,633	$640	6,188	$639	5,123	$631

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Arizona	153	11.7	167	15.8	829	13.8	813	16.9
California	521	40.0	559	40.0	2,386	39.2	2,716	48.5
Nevada	149	10.0	111	13.7	717	10.9	524	14.8
Washington	57	5.8	27	5.5	286	5.7	336	7.5
West total	880	67.5	864	75.0	4,218	69.6	4,389	87.7
Colorado	71	7.8	64	4.8	289	6.2	245	4.3
Texas	274	21.7	306	26.0	1,219	22.3	1,063	29.0
Central total	345	29.5	370	30.8	1,508	28.5	1,308	33.3
Maryland	56	4.3	86	6.5	205	5.1	420	8.2
North Carolina	78	3.7	19	0.7	169	2.2	19	0.2
South Carolina	13	1.0	2	1.0	51	1.3	8	0.3
Virginia	52	4.5	68	3.5	231	5.1	191	3.5
East total	199	13.5	175	11.7	656	13.7	638	12.2
Total	1,424	110.5	1,409	117.5	6,382	111.8	6,335	133.2

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2021			As of December 31, 2020
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Arizona	520	$401,257	$772	479	$324,410	$677
California	1,036	774,901	748	1,258	855,261	680
Nevada	326	237,712	729	136	95,963	706
Washington	129	133,317	1,033	139	139,435	1,003
West total	2,011	1,547,187	769	2,012	1,415,069	703
Colorado	184	134,831	733	126	71,940	571
Texas	636	337,232	530	498	232,323	467
Central total	820	472,063	576	624	304,263	488
Maryland	83	59,528	717	201	113,828	566
North Carolina	96	45,380	473	12	4,274	356
South Carolina	25	9,825	393	3	840	280
Virginia	123	108,176	879	112	78,390	700
East total	327	222,909	682	328	197,332	602
Total	3,158	$2,242,159	$710	2,964	$1,916,664	$647

	December 31, 2021	December 31, 2020
Lots Owned or Controlled:
Arizona	4,607	4,128
California	15,091	15,040
Nevada	2,161	2,639
Washington	1,010	964
West total	22,869	22,771
Colorado	1,683	1,080
Texas	12,297	6,985
Central total	13,980	8,065
Maryland	573	892
North Carolina	3,044	2,808
South Carolina	414	106
Virginia	795	999
East total	4,826	4,805
Total	41,675	35,641

	December 31, 2021	December 31, 2020
Lots by Ownership Type:
Lots owned	22,136	22,620
Lots controlled (1)	19,539	13,021
Total	41,675	35,641
__________
(1)    As of December 31, 2021 and 2020, lots controlled included lots that were under land option contracts or purchase contracts. As of December 31, 2021 and 2020, lots controlled for Central include 2,950 and 2,083 lots, respectively, and lots controlled for East include 179 lots, which represent our expected share of lots owned by our investments in unconsolidated land development joint ventures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP financial measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage and non-cash impairments and lot option abandonments, as applicable, have on homebuilding gross margin and permits investors to make better comparisons with our competitors, who may adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$1,200,222	100.0%	$1,045,020	100.0%
Cost of home sales	907,642	75.6%	803,018	76.8%
Homebuilding gross margin	292,580	24.4%	242,002	23.2%
Add: interest in cost of home sales	23,991	2.0%	31,013	3.0%
Add: impairments and lot option abandonments	20,125	1.7%	1,960	0.2%
Adjusted homebuilding gross margin(1)	$336,696	28.1%	$274,975	26.4%
Homebuilding gross margin percentage	24.4%		23.2%
Adjusted homebuilding gross margin percentage(1)	28.1%		26.3%

	Year Ended December 31,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$3,955,154	100.0%	$3,232,836	100.0%
Cost of home sales	2,972,237	75.1%	2,520,790	78.0%
Homebuilding gross margin	982,917	24.9%	712,046	22.0%
Add: interest in cost of home sales	101,176	2.6%	93,131	2.9%
Add: impairments and lot option abandonments	20,838	0.5%	4,004	0.1%
Adjusted homebuilding gross margin(1)	$1,104,931	27.9%	$809,181	25.0%
Homebuilding gross margin percentage	24.9%		22.0%
Adjusted homebuilding gross margin percentage(1)	27.9%		25.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2021	December 31, 2020
Loans payable	$250,504	$258,979
Senior notes	1,087,219	1,084,022
Total debt	1,337,723	1,343,001
Stockholders’ equity	2,447,621	2,232,537
Total capital	$3,785,344	$3,575,538
Ratio of debt-to-capital(1)	35.3%	37.6%

Total debt	$1,337,723	$1,343,001
Less: Cash and cash equivalents	(681,528)	(621,295)
Net debt	656,195	721,706
Stockholders’ equity	2,447,621	2,232,537
Net capital	$3,103,816	$2,954,243
Ratio of net debt-to-net capital(2)	21.1%	24.4%
__________
(1)    The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)    The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP. EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) real estate inventory impairments and lot option abandonments, (g) early loan termination costs and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Net income available to common stockholders	$147,440	$115,114	$469,267	$282,207
Interest expense:
Interest incurred	24,766	20,450	92,783	83,120
Interest capitalized	(24,766)	(20,450)	(92,783)	(83,120)
Amortization of interest in cost of sales	23,991	31,082	101,448	93,248
Provision for income taxes	49,117	38,884	156,395	91,170
Depreciation and amortization	8,323	10,301	32,421	29,497
EBITDA	228,871	195,381	759,531	496,122
Amortization of stock-based compensation	8,369	5,997	20,941	16,885
Real estate inventory impairments and lot option abandonments	20,125	1,960	20,838	4,004
Early loan termination costs	—	—	—	10,243
Restructuring charges	—	58	—	5,661
Adjusted EBITDA	$257,365	$203,396	$801,310	$532,915